Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, November 6, 2019

NACCO INDUSTRIES
DECLARES QUARTERLY DIVIDEND AND ANNOUNCES
STOCK REPURCHASE PROGRAM

Cleveland, Ohio, November 6, 2019: NACCO Industries, Inc.® (NYSE: NC) today announced that the Board of Directors declared a regular cash dividend of 19.0 cents per share and announced a new stock repurchase program.
The dividend is payable on both the Class A and Class B Common Stock, and will be paid December 13, 2019 to stockholders of record at the close of business on November 29, 2019.
NACCO's Board of Directors also approved a stock purchase program providing for the purchase of up to $25 million of the Company’s outstanding Class A Common Stock through December 31, 2021. NACCO’s current program would have expired on December 31, 2019 but has been terminated and replaced by the new program. Since the adoption of the prior program in February 2018, the Company has expended approximately $3.0 million to purchase approximately 83,500 shares of Class A common stock.
The timing and amount of any repurchases under the new repurchase program will be determined at the discretion of the Company's management based on a number of factors, including the availability of capital, other capital allocation alternatives and market conditions for the Company's Class A common stock. The share repurchase program does not require the Company to acquire any specific number of shares. It may be modified, suspended, extended or terminated by the Company at any time without prior notice and may be executed through open market purchases, privately negotiated transactions or otherwise. All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth under the heading “Risk Factors” in NACCO’s most recent 10-K filed with the Securities and Exchange Commission.

About NACCO Industries, Inc.
NACCO Industries, Inc.® is the public holding company for The North American Coal Corporation®. The Company and its affiliates operate in the mining and natural resources industries through three operating segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines pursuant to a service-based business model under long-term contracts with power generation companies and activated carbon producers. The North American Mining segment provides value-added contract mining and other services for producers of aggregates, lithium and other minerals. The Minerals Management segment promotes the development of the Company’s oil, gas and coal reserves, generating income primarily from royalty-based lease payments from third parties. For more information about NACCO Industries, visit the company's website at www.nacco.com.

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